Exhibit 99.1

Nabors Announces Fourth Quarter Results

Fourth Quarter Highlights:

•                  Net debt decreased by $245 million

•                  U.S. Lower 48 daily margin increased by $700 to over $9,400

•                  Nabors Drilling Solutions EBITDA increased by 43% to $23 million

HAMILTON, Bermuda, February 26, 2019 /PRNewswire/ — Nabors Industries Ltd. (“Nabors” or the “Company”) (NYSE: NBR) today reported fourth quarter 2018 operating revenues of $782 million, compared to operating revenues of $779 million in the third quarter. Net income from continuing operations attributable to Nabors common shareholders for the quarter was a loss of $188 million, or $0.55 per share, compared to loss of $105 million, or $0.31 per share, in the prior quarter. Results for the fourth quarter included net impairments and other charges of $52 million, or $0.15 per share after tax, and a separate non-cash income tax charge of $52 million, or $0.15 per share, related to the establishment of a reserve on our deferred tax asset in Canada. The third quarter included a loss of $10 million, or $0.02 per share, in premiums paid to redeem the Company’s 9.25% notes due 2019.

Adjusted operating income for the Company was a loss of $25 million during the quarter, compared to a loss of $8 million in the third quarter. Fourth-quarter consolidated adjusted EBITDA increased to $202 million compared to $201 million in the previous quarter.  During the fourth quarter, the Company averaged 224 rigs operating at an average gross margin of $11,851 per day. This compares to 226 rigs at $12,028 per rig day in the third quarter. The decrease in rig count primarily reflects the sale of workover rigs in Argentina and a reduction in Venezuela rig count, which offset the sequential increase in activity in the U.S. The sale had a negligible impact on the quarter’s adjusted EBITDA.

Anthony G. Petrello, Nabors Chairman, CEO and President, commented, “The U.S. Drilling segment was once again the highlight of the quarter, demonstrated by further improvement in the Lower 48 drilling operations. In addition to higher rig count, average daily rig margins in the Lower 48 exceeded $9,400 — a sequential increase of nearly $700 — due primarily to increased revenue per rig as day rates continued to increase during the quarter.

We also benefitted from higher offshore activity in the Gulf of Mexico, as well as a significant increase in our Drilling Solutions results. Our International results were somewhat lower than expected as uncertainty in Venezuela resulted in the temporary idling of our fleet there. Although our customers in Venezuela will experience disruptions in coming quarters, three of our five rigs are currently working. In addition, Rig Technologies’ activity was adversely impacted by customer concerns as a result of the volatility in oil prices.

Finally, during the quarter, we completed the acquisition of PetroMar, a company that designs and operates a suite of downhole tools targeting the reservoir evaluation market. These tools will complement our other downhole products.”

Consolidated and Segment Results

The U.S. Drilling segment reported a 15% sequential increase in adjusted EBITDA, to $114 million.  The increase is attributable to the Lower 48 and U.S. Gulf of Mexico operations.  Average rig count in the Lower 48 increased by five rigs, reflecting operational commencement of multiple upgraded rigs.

International Drilling adjusted EBITDA decreased sequentially by 19% to $94 million reflecting the expiration of multiple high-margin contracts in the Middle East, as well as the temporary idling of four rigs in Venezuela for a portion of the fourth quarter. The quarterly average rig count decreased by eight to 88, primarily reflecting a reduction from the sale of the Argentina workover rigs in addition to the drop in Venezuela.  The average margin per day decreased from approximately $15,000 to $13,500, due to the high-margin contract expirations and to the activity disruptions in Venezuela. These reductions were somewhat offset by the sale of the low margin workover rigs.

Canada Drilling operations posted a seasonal increase with adjusted EBITDA of $9.5 million, up from $7.3 million in the third quarter.  Daily gross margin increased sequentially to nearly $6,500.

In Drilling Solutions, adjusted EBITDA of $23.0 million increased by more than 40% from $16.1 million in the prior quarter.  The improved results were spread across all major service lines.

In the Rig Technologies segment, fourth-quarter adjusted EBITDA experienced a loss of $1.3 million, compared to profit of $0.1 million in the third quarter. The results for this segment include the burden for two pre-commercial technology initiatives for our rotary steerable system and robotic drilling systems. Within this segment, our Canrig and Tesco businesses continue to be EBITDA positive.

Capital Expenditures and Liquidity

During the fourth quarter, net debt decreased by $245 million. This improvement includes, among other things, the net payments from Saudi Aramco of $157 million for the contribution of five more rigs into the SANAD joint venture, as well as the $21 million net expenditure for the acquisition of PetroMar.

Capital expenditures for the fourth quarter totaled $122 million. Total capital expenditures for 2018 were $453 million.

William Restrepo, Nabors Chief Financial Officer, stated, “In the fourth quarter we generated significant free cash flow and we continued to reduce debt. As we had communicated earlier, we delivered breakeven cash flow for the full year, before the impact of our equity issue in May of last year. For 2019, we will remain focused on generating cash flow and have taken several steps to strengthen our liquidity, including a reduction in our quarterly dividend on our common shares, a substantial cut in planned capital expenditures and further reductions in our overhead expenses. Based on assumptions for our operating results and expectation of low capital spending, we are aiming to reduce net debt by an additional $200 to $250 million during 2019.”

Mr. Petrello concluded, “Rig count in the Lower 48 has held up much better than industry observers expected. Although more operators than usual did not renew expired contracts at the beginning of the year, the rigs were rapidly picked up by other customers. As a result, essentially all of our superspec rigs remain contracted, albeit with some short periods of idle time between contracts. In addition, spot pricing remains firm at the peak levels attained during the fourth quarter. We expect average daily margins to continue improving in the Lower 48. In international markets, we expect higher rig count to offset somewhat lower margins, as almost all of our fleet has now rolled into contracts with lower pricing than at the last activity peak. We expect consolidated adjusted EBITDA for the first quarter of 2019 in line with the fourth quarter.”

About Nabors

Nabors  (NYSE: NBR) owns and operates one of the world’s largest land-based drilling rig fleets and is a provider of offshore platform rigs in the United States and numerous international markets. Nabors also provides directional drilling services, performance tools, and innovative technologies for its own rig fleet and those of third parties. Leveraging our advanced drilling automation capabilities, Nabors highly skilled workforce continues to set new standards for operational excellence and transform our industry.

Forward-looking Statements

The information included in this press release includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to a number of risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result, of these factors, Nabors’ actual results may differ materially from those indicated or implied by such forward-looking statements.  The forward-looking statements contained in this press release reflect management’s estimates and beliefs as of the date of this press release.  Nabors does not undertake to update these forward-looking statements.

Non-GAAP Disclaimer

This press release presents certain “non-GAAP” financial measures.  The components of these non-GAAP measures are computed by using amounts that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  Adjusted operating income (loss) represents income (loss) from continuing operations before income taxes, interest expense, earnings (losses) from unconsolidated affiliates, investment income (loss), impairments and other charges and other, net. Adjusted EBITDA is computed similarly, but also excludes depreciation and amortization expenses. In addition, adjusted EBITDA and adjusted operating income (loss) exclude certain cash expenses that the Company is obligated to make. Net debt is calculated as total debt minus the sum of cash and cash equivalents and short-term investments. Each of these non-GAAP measures has limitations and therefore should not be used in isolation or as a substitute for the amounts reported in accordance with GAAP. However, management evaluates the performance of its operating segments and the consolidated Company based on several criteria, including adjusted EBITDA, adjusted operating income (loss), and net debt, because it believes that these financial measures accurately reflect the Company’s ongoing profitability and performance.  Securities analysts and investors also use these measures as some of the metrics on which they analyze the Company’s performance. Other companies in this industry may compute these measures differently.  A reconciliation of consolidated adjusted EBITDA and adjusted operating income (loss) to income (loss) from continuing operations before income taxes and net debt to total debt, which are their nearest comparable GAAP financial measures, are included in the tables at the end of this press release.

Media Contact:  Dennis A. Smith, Vice President of Corporate Development & Investor Relations, +1 281-775-8038 or William Conroy, Senior Director of Corporate Development & Investor Relations, +1 281-775-2423.   To request investor materials, contact Nabors’ corporate headquarters in Hamilton, Bermuda at +441-292-1510 or via e-mail at mark.andrews@nabors.com

NABORS INDUSTRIES LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(Unaudited)

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
(In thousands, except per share amounts)	2018	2017	2018	2018	2017

Revenues and other income:
Operating revenues	$782,080	$708,277	$779,425	$3,057,619	$2,564,285
Earnings (losses) from unconsolidated affiliates	—	1	—	1	7
Investment income (loss)	(5,458)	986	(1,342)	(9,499)	1,194
Total revenues and other income	776,622	709,264	778,083	3,048,121	2,565,486

Costs and other deductions:
Direct costs	510,402	471,641	497,194	1,976,974	1,718,069
General and administrative expenses	56,615	59,070	66,813	265,822	251,184
Research and engineering	13,444	15,009	14,458	56,147	51,069
Depreciation and amortization	226,643	214,106	208,517	866,870	842,943
Interest expense	53,731	57,076	51,415	227,124	222,889
Impairments and other charges	54,012	23,416	13,770	144,446	44,536
Other, net	5,369	6,827	9,137	29,532	14,880
Total costs and other deductions	920,216	847,145	861,304	3,566,915	3,145,570

Income (loss) from continuing operations before income taxes	(143,594)	(137,881)	(83,221)	(518,794)	(580,084)
Income tax expense (benefit)	21,957	(23,156)	10,489	79,269	(82,970)

Income (loss) from continuing operations, net of tax	(165,551)	(114,725)	(93,710)	(598,063)	(497,114)
Income (loss) from discontinued operations, net of tax	(71)	(442)	(13,933)	(14,663)	(43,519)

Net income (loss)	(165,622)	(115,167)	(107,643)	(612,726)	(540,633)
Less: Net (income) loss attributable to noncontrolling interest	(17,796)	(1,177)	(6,934)	(28,222)	(6,178)
Net income (loss) attributable to Nabors	$(183,418)	$(116,344)	$(114,577)	$(640,948)	$(546,811)
Less: Preferred stock dividend	$(4,312)	$—	$(4,313)	$(12,305)	$—
Net income (loss) attributable to Nabors common shareholders	$(187,730)	$(116,344)	$(118,890)	$(653,253)	$(546,811)

Amounts attributable to Nabors common shareholders:
Net income (loss) from continuing operations	$(187,659)	$(115,902)	$(104,957)	$(638,590)	$(503,292)
Net income (loss) from discontinued operations	(71)	(442)	(13,933)	(14,663)	(43,519)
Net income (loss) attributable to Nabors common shareholders	$(187,730)	$(116,344)	$(118,890)	$(653,253)	$(546,811)

Earnings (losses) per share:
Basic from continuing operations	$(0.55)	$(0.40)	$(0.31)	$(1.95)	$(1.75)
Basic from discontinued operations	—	—	(0.04)	(0.04)	(0.15)
Total Basic	$(0.55)	$(0.40)	$(0.35)	$(1.99)	$(1.90)

Diluted from continuing operations	$(0.55)	$(0.40)	$(0.31)	$(1.95)	$(1.75)
Diluted from discontinued operations	—	—	(0.04)	(0.04)	(0.15)
Total Diluted	$(0.55)	$(0.40)	$(0.35)	$(1.99)	$(1.90)

Weighted-average number of common shares outstanding:
Basic	350,236	286,603	350,194	334,397	280,653
Diluted	350,236	286,603	350,194	334,397	280,653

Adjusted EBITDA	$201,619	$162,557	$200,960	$758,676	$543,963

Adjusted operating income (loss)	$(25,024)	$(51,549)	$(7,557)	$(108,194)	$(298,980)

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	September 30,	December 31,
(In thousands)	2018	2018	2017
	(Unaudited)
ASSETS
Current assets:
Cash and short-term investments	$481,802	$388,558	$365,366
Accounts receivable, net	756,320	775,137	698,477
Assets held for sale	12,250	20,289	37,052
Other current assets	343,191	355,056	346,441
Total current assets	1,593,563	1,539,040	1,447,336
Property, plant and equipment, net	5,467,870	5,608,948	6,109,565
Goodwill	183,914	172,976	173,226
Other long-term assets	608,597	639,583	671,857
Total assets	$7,853,944	$7,960,547	$8,401,984

LIABILITIES AND EQUITY
Current liabilities:
Current portion of debt	$561	$433	$181
Other current liabilities	831,516	751,959	919,295
Total current liabilities	832,077	752,392	919,476
Long-term debt	3,585,884	3,737,273	4,027,766
Other long-term liabilities	280,796	296,389	311,971
Total liabilities	4,698,757	4,786,054	5,259,213

Redeemable noncontrolling interest in subsidiary	404,861	210,665	203,998

Equity:
Shareholders’ equity	2,700,850	2,931,222	2,911,816
Noncontrolling interest	49,476	32,606	26,957
Total equity	2,750,326	2,963,828	2,938,773
Total liabilities and equity	$7,853,944	$7,960,547	$8,401,984

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

SEGMENT REPORTING

(Unaudited)

The following tables set forth certain information with respect to our reportable segments and rig activity:

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
(In thousands, except rig activity)	2018	2017	2018	2018	2017

Operating revenues:
U.S. Drilling	$303,834	$233,198	$273,996	$1,083,227	$805,223
Canada Drilling	29,026	19,927	26,645	105,000	82,929
International Drilling	345,082	381,393	377,125	1,469,038	1,474,060
Drilling Solutions	66,812	44,001	60,923	250,242	140,701
Rig Technologies (1)	61,357	79,249	63,641	270,988	234,542
Other reconciling items (2)	(24,031)	(49,491)	(22,905)	(120,876)	(173,170)
Total operating revenues	$782,080	$708,277	$779,425	$3,057,619	$2,564,285

Adjusted EBITDA: (3)
U.S. Drilling	$113,945	$53,618	$99,353	$373,288	$161,294
Canada Drilling	9,450	4,253	7,294	31,006	17,335
International Drilling	94,030	128,902	116,797	457,448	509,181
Drilling Solutions	23,025	12,596	16,145	68,663	32,926
Rig Technologies (1)	(1,274)	(4,292)	137	(9,375)	(19,434)
Other reconciling items (4)	(37,557)	(32,520)	(38,766)	(162,354)	(157,339)
Total adjusted EBITDA	$201,619	$162,557	$200,960	$758,676	$543,963

Adjusted operating income (loss): (5)
U.S. Drilling	$8,977	$(41,080)	$2,578	$(21,298)	$(213,877)
Canada Drilling	929	(5,743)	(1,895)	(6,166)	(22,262)
International Drilling	(481)	27,964	25,680	74,221	108,428
Drilling Solutions	11,853	8,080	9,506	37,626	16,738
Rig Technologies (1)	(5,212)	(7,258)	(4,141)	(25,762)	(30,964)
Other reconciling items (4)	(41,090)	(33,512)	(39,285)	(166,815)	(157,043)
Total adjusted operating income (loss)	$(25,024)	$(51,549)	$(7,557)	$(108,194)	$(298,980)

Rig activity:
Average Rigs Working: (6)
U.S. Drilling	117.3	106.3	111.6	113.2	100.8
Canada Drilling	18.3	13.8	17.9	16.9	15.4
International Drilling	88.0	90.7	96.0	92.9	91.1
Total average rigs working	223.6	210.8	225.5	223.0	207.3

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(1)                     Includes our oilfield equipment manufacturing, automated systems, and downhole tools.

(2)                     Represents the elimination of inter-segment transactions.

(3)                     Adjusted EBITDA represents income (loss) from continuing operations before income taxes, interest expense, depreciation and amortization, earnings (losses) from unconsolidated affiliates, investment income (loss), impairments and other charges, and other, net. Adjusted EBITDA is a non-GAAP financial measure and should not be used in isolation or as a substitute for the amounts reported in accordance with GAAP. In addition, adjusted EBITDA excludes certain cash expenses that the Company is obligated to make. However, management evaluates the performance of its operating segments and the consolidated Company based on several criteria, including adjusted EBITDA and adjusted operating income (loss), because it believes that these financial measures accurately reflect the Company’s ongoing profitability and performance.  Securities analysts and investors use this measure as one of the metrics on which they analyze the Company’s performance.  Other companies in this industry may compute these measures differently.  A reconciliation of this non-GAAP measure to income (loss) from continuing operations before income taxes, which is the most closely comparable GAAP measure, is provided in the table set forth immediately following the heading “Reconciliation of Non-GAAP Financial Measures to Income (loss) from Continuing Operations before Income Taxes”.

(4)                     Represents the elimination of inter-segment transactions and unallocated corporate expenses.

(5)                     Adjusted operating income (loss) represents income (loss) from continuing operations before income taxes, interest expense, earnings (losses) from unconsolidated affiliates, investment income (loss), impairments and other charges, and other, net. Adjusted operating income (loss) is a non-GAAP financial measure and should not be used in isolation or as a substitute for the amounts reported in accordance with GAAP. In addition, adjusted operating income (loss) excludes certain cash expenses that the Company is obligated to make. However, management evaluates the performance of its operating segments and the consolidated Company based on several criteria, including adjusted EBITDA and adjusted operating income (loss), because it believes that these financial measures accurately reflect the Company’s ongoing profitability and performance.  Securities analysts and investors use this measure as one of the metrics on which they analyze the Company’s performance.  Other companies in this industry may compute these measures differently.  A reconciliation of this non-GAAP measure to income (loss) from continuing operations before income taxes, which is the most closely comparable GAAP measure, is provided in the table set forth immediately following the heading “Reconciliation of Non-GAAP Financial Measures to Income (loss) from Continuing Operations before Income Taxes”.

(6)                     Represents a measure of the average number of rigs operating during a given period.  For example, one rig operating 45 days during a quarter represents approximately 0.5 average rigs working for the quarter.  On an annual period, one rig operating 182.5 days represents approximately 0.5 average rigs working for the year.

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES

(Unaudited)

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
(In thousands)	2018	2017	2018	2018	2017

Adjusted EBITDA	$201,619	$162,557	$200,960	$758,676	$543,963
Depreciation and amortization	(226,643)	(214,106)	(208,517)	(866,870)	(842,943)
Adjusted operating income (loss)	(25,024)	(51,549)	(7,557)	(108,194)	(298,980)

Earnings (losses) from unconsolidated affiliates	—	1	—	1	7
Investment income (loss)	(5,458)	986	(1,342)	(9,499)	1,194
Interest expense	(53,731)	(57,076)	(51,415)	(227,124)	(222,889)
Impairments and other charges	(54,012)	(23,416)	(13,770)	(144,446)	(44,536)
Other, net	(5,369)	(6,827)	(9,137)	(29,532)	(14,880)
Income (loss) from continuing operations before income taxes	$(143,594)	$(137,881)	$(83,221)	$(518,794)	$(580,084)

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

RECONCILIATION OF NET DEBT TO TOTAL DEBT

	December 31,	September 30,	December 31,
(In thousands)	2018	2018	2017
	(Unaudited)

Current portion of debt	$561	$433	$181
Long-term debt	3,585,884	3,737,273	4,027,766
Total Debt	3,586,445	3,737,706	4,027,947
Less: Cash and short-term investments	481,802	388,558	365,366
Net Debt	$3,104,643	$3,349,148	$3,662,581

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